EXHIBIT 21.1



                                FTAC SUBSIDIARIES
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Don Mealey Imports, Inc.
Colonial Imports, Inc.
Don Mealey Infiniti, Inc.
Don Mealey Chevrolet, Inc.
Don Mealey Oldsmobile, Inc.
Chevrolet World, Inc.
Tallahassee Auto Group, Inc.
         Tallahassee Motors, Inc.(1)
         Tallahassee Chrysler-Plymouth, Inc.(1)
         Tallahassee Imports, Inc.(1)
First Team Cadillac-Oldsmobile, Inc.
Dealership Accounting Services, Inc.
Bill Graham Ford Co.
Seminole Ford, Inc.
First Team Jeep Eagle, Chrysler- Plymouth, Inc.
Cook-Whitehead Ford, Inc.
First Team Management, Inc.
Driver's Mart of Central Florida, Inc.

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(1)     These companies are wholly owned subsidiaries of Tallahassee Auto
        Group, Inc.